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                                                                    EXHIBIT 11.1

                      APACHE CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                 FOR THE THREE MONTHS ENDED   FOR THE THREE MONTHS ENDED
                                                       MARCH 31, 1995               MARCH 31, 1994
                                                 --------------------------   --------------------------
WEIGHTED AVERAGE CALCULATION:
Net income.....................................           $  5,991                     $  9,407
                                                          ========                     ========
Weight average shares outstanding..............             61,445                       61,164
                                                          ========                     ========
Net income per share, based on weight average
  shares outstanding...........................           $    .10                     $    .15
                                                          ========                     ========
PRIMARY CALCULATION:
Net income.....................................           $  5,991                     $  9,407
Assumed conversion of 3.93-percent
  debentures...................................                549                          539
                                                          --------                     --------
Net income, as adjusted........................           $  6,540                     $  9,946
                                                          ========                     ========
COMMON STOCK EQUIVALENTS:
Weighted average shares outstanding............             61,445                       61,164
Stock options
Common stock equivalents.......................                 87                          662
Assumed conversion of 3.93-percent
  debentures...................................              2,778                        2,778
                                                          --------                     --------
                                                          $ 64,310                     $ 64,604
                                                          ========                     ========
Net income per common share primary............           $    .10                     $    .15
                                                          ========                     ========
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     The assumed conversion of the 6-percent convertible debentures due 2002 would be anti-dilutive for the first quarter of 1995.